UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2008

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-31157	23-2507402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive
Exton, Pennsylvania	19341
(Address of principal executive offices)	(Zip Code)

(610) 646-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On January 21, 2008, Innovative Solutions and Support, Inc. (the “Company”) entered into an employment agreement and option agreement with Raymond J. Wilson, its Chief Executive Officer.

                Mr. Wilson’s employment agreement provides for his continued employment through December 31, 2009 at a base salary of $400,000 per year, subject to increase annually.  Mr. Wilson will also be eligible to receive an annual bonus of $300,000 if the Company’s annual budget is attained and up to $600,000 if the annual budget is exceeded, and he will be entitled to participate in the Company’s employee benefit plans.

                Upon termination of Mr. Wilson’s employment, in addition to accrued but unpaid base salary, bonus, benefits and expense reimbursement, Mr. Wilson may be entitled to severance payments.  If such termination is a result of his disability or death, he (or his estate) would be entitled to receive his base salary (less any payments Mr. Wilson receives during such period from the Company’s short-term disability plan) for a period of six months following such termination and a pro rated bonus for the year of such termination.  If such termination is by the Company without cause or by Mr. Wilson for good reason, he would be entitled to receive his base salary for the remainder of the term of the agreement and a pro rated bonus for the year of such termination, provided he executes and does not revoke a release of claims against the Company.

                Mr. Wilson’s option agreement provides Mr. Wilson with the opportunity to purchase up to 200,000 shares of the Company’s common stock at a purchase price of $10.22 per share (the Company’s closing stock price on January 18, 2008, the date the Compensation Committee approved the grant to Mr. Wilson).  Mr. Wilson’s option will vest in 25% increments on June 30, 2008, December 31, 2008, June 30, 2009 and December 31, 2009.  The option will also vest in full upon a Change of Control (as defined in the Company’s 1998 Stock Option Plan).  Mr. Wilson may pay the exercise price in cash, with previously acquired shares of the Company’s common stock or by authorizing the Company to retain shares with a sufficient fair market value to cover the applicable exercisable price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

	By:	/s/ Raymond J. Wilson
Date: January 24, 2008		Raymond J. Wilson
Chief Executive Officer